Exhibit 10.17

EMPLOYMENT AGREEMENT

by and between

MICHAEL GAHAN

and

TRANSNETYX, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 1st day of November, 2008 (“Effective Date”), by and between Transnetyx, Inc., a Tennessee corporation ("Company") and Michael Gahan, a resident of the State of Tennessee (“Employee”).

RECITALS

WHEREAS, the Company believes that the future services of Employee will be of substantial benefit to the Company and desires to assure itself of the continued availability of such services; and

WHEREAS, Employee desires to accept employment with the Company on the terms and subject to the conditions hereinafter stated.

NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration as herein recited, the parties hereto agree as follows:

1.           Employment; Term.  The Company agrees to employ Employee and Employee accepts employment as the Vice President of Operations of the Company, as more fully described herein.  The principal place of employment will be Shelby County, Tennessee.  Employee shall perform his/her duties from Shelby County, Tennessee and from such other locations as Employee and Company deem to be in the best interest of the Company.  In no event shall Employee be required to move his/her residence or principal office with the Company from Shelby County, Tennessee.

The initial term of this Agreement shall begin as of the date of this Agreement and shall terminate on the third (3rd) anniversary date hereof (the "Initial Term").  Upon the expiration of the Initial Term, the term of this Agreement shall be for one (1) year (the "Renewal Term") and the Agreement shall be renewed annually for a successive term unless the Company notifies Employee in writing of the non-renewal of this Agreement ninety (90) days prior to the expiration of the Initial Term or any Renewal Term thereafter.  Notwithstanding the foregoing, this Agreement may be terminated at any time only as provided in Section 10 herein.

2.           Duties and Responsibilities.  As the Vice President of Operations, Employee shall report directly to the President & CEO of the Company. Employee shall be responsible for planning, organizing and directing all aspects of the testing operations, shipping, and information technology functions of the Company. In addition, Employee shall perform such other duties and responsibilities as may from time to time be determined by the President & CEO.  Employee shall be a full-time employee and shall exert his/her best efforts and devote substantially all of his/her time and attention to the affairs of the Company.  Employee shall have full authority and responsibility, subject to general direction, approval, and control by the President & CEO, to perform all duties delegated to him/her which are related to the Company's business. Employee shall have management authority and shall have full authority and responsibility to hire and fire personnel, to retain experts and consultants, to execute contracts on behalf of the Company as necessary to implement the policies and strategies of the Company, subject to the direction of the President & CEO.

3.           Compensation.  The Company shall pay to Employee for his/her services hereunder the following compensation:

(a)
Base Compensation.  Employee’s annual base salary is currently $120,371.04 per annum and shall be increased to $132,000.00 per annum effective January 1, 2009 (the “Base Compensation”). The Base Compensation will be subject to review in accordance with Company policy, or at minimum on each anniversary of this Agreement.

(b)	Additional Compensation.

    (i)           Stock Options.  As a condition to the entry of this Agreement, Employee shall receive options to purchase Sixty Thousand (60,000) shares of the common stock of the Company (the “Options”).  The Options shall have an exercise price equal to $5.00 per share of Company common stock and shall be granted within ten (10) days after the execution of this Agreement.  The Options shall vest as follows:  (1) 20,000 shares of common stock shall vest on the first (1st) anniversary of the Date of Grant and (2) 40,000 shares of common stock shall vest ratably over a two (2) year period with 1,666.67 shares of common stock vesting on the first day of each month, beginning November 1, 2009.

Notwithstanding the foregoing, all Options shall automatically vest and become immediately exercisable in the event of a public offering of the common shares or a “Change in Control” of the Company.  For purposes of this Agreement, a Change in Control is defined as any transaction pursuant to which (i) the Company merges with another corporation and is not the surviving entity, (ii) the majority of outstanding shares of Company common stock are issued or acquired or controlled by persons or entities not affiliated with the Company, who, acting as a group, have the voting power to change the composition of the board of directors of the Company, or (iii) any other transaction of a nature similar to the foregoing.

                (ii)           Business Expenses.  The Company will reimburse Employee for all reasonable travel and other expenses incurred under the travel policy and properly documented by the Employee in connection with the performance of his/her duties and obligations under this Agreement.

4.           General Employee Benefits.  This Agreement is not intended to and shall not be deemed to be in lieu of any rights, privileges and benefits to which Employee may be entitled as a senior management employee of the Company under any general retirement, stock option, pension, profit sharing, annual bonus, long term disability insurance, hospital or other plan which may now be in effect or which may hereafter be adopted, it being understood that the Employee shall have the same rights and privileges as other senior management employees of the Company, except to the extent that such rights and privileges conflict with, or duplicate, the benefits provided to Employee under this Agreement.

5.           Vacation.  Employee shall be entitled to three (3) weeks of time with pay each year and will be eligible for all policies regarding time off under the Employee Handbook.  All time off with pay should be approved by the President & CEO at least one week prior to the first day of the planned time off with pay.

6.           Ownership Acknowledgment and Assignment.

(a)         For purposes of this Agreement the following definitions shall apply: (i) “Company” means Transnetyx, Inc. or any division, affiliate, subsidiary, associated company or successor in business to any of the foregoing, and (ii) "Work Product" means all conceptual, technological, operating, training, marketing or other ideas, processes, designs, developments, and materials, specifically including all inventions, discoveries, improvements, enhancements, computer programs, mask works, written or other materials in any way pertaining to the existing or contemplated business, products or services of the Company, that Employee may develop or conceive of while employed by the Company, alone or with others, during or after working hours, and with or without the use of the resources of the Company.  The determination of whether a Work Product exists should be made according to whether the development has any possible significance to the Company in the Company's existing or contemplated business, regardless of whether it is technically eligible for protection under patent, copyright, mask work, trade secret law or other proprietary rights or intellectual property laws.

(b)         Employee acknowledges and agrees that all Work Product shall be considered made for hire by Employee for the Company and prepared within the scope of Employee's employment for the ownership and benefit of the Company.  Employee agrees to make and maintain adequate and current tangible records of such Work Product.  Employee will promptly disclose all such Work Product to the Company and make available to the Company any work papers, models, diskettes, computer tapes, or other tangible incidents of such Work Product.  Employee specifically agrees that all copyrightable materials generated or developed under this Agreement shall be considered works made for hire under U.S. copyright law and that all such materials shall, upon creation, be owned exclusively by the Company.  To the extent that any such material, under applicable law, may not be considered works made for hire, Employee hereby assigns to the Company the ownership of copyright in such materials, without the necessity of any further consideration, and the Company shall be entitled to register and hold in its own name all copyrights in respect of such materials.  Employee agrees to assign to the Company in full any right Employee may acquire now or in the future with respect to any such Work Product.  Employee irrevocably waives and relinquishes any moral rights recognized by any applicable law in any Work Product.  Employee agrees to perform upon the request of the Company any acts that may be necessary or desirable to transfer ownership of all such Work Product to the Company or to establish original ownership of all such Work Product on the part of the Company, to the fullest extent possible.  Such obligations shall continue beyond the termination of Employee’s employment with respect to any Work Product authored, conceived, produced or made by Employee during the period of employment, and shall be binding upon Employee’s heirs, executors, administrators and other legal representatives.

(c)         When requested, Employee will:  (i) execute, acknowledge and deliver any requisite affidavits and documents of assignment and conveyance; (ii) obtain and aid in the enforcement of patents or copyrights with respect to any patentable or copyrightable Work Product in any countries; (iii) provide testimony in connection with any proceeding affecting the right, title, or interest of the Company in any trade secret, patent, patent application, copyright, mask work or any other type of proprietary right covering any such Employee Development; and (iv) perform any other acts deemed necessary or desirable by the Company to carry out the purposes of this Agreement.  The Company will reimburse Employee for any reasonable out-of-pocket expenses incurred at the request of the Company in the process of perfecting ownership by the Company of any Work Product or transferring ownership thereof to the Company.  To effectuate the terms of this section, Employee hereby irrevocably constitutes and appoints the Company, with full power of substitution therein, as Employee's true and lawful attorney-in-fact to exercise the rights assigned hereby.  This power of attorney is irrevocable and coupled with an interest and shall survive termination of Employee's employment by the Company.

7.            Unfair Advantage.

(a)           Confidentiality.  In order that Employer shall receive and be able to maintain the benefit of the goodwill, trade secrets and confidential information that Employer enjoys in connection with its business, and recognizing that the covenants hereinafter set forth are not severable from such goodwill, and that trade secrets and confidential information are granted to Employer in order to protect the same, and in order to otherwise protect Employer’s legitimate business interests, Employee agrees, during the term of this Agreement and upon termination of his/her employment with Employer and for the periods indicated below, that:

             (1)  For purposes of this Agreement, the following definitions shall apply:  (i) "Trade Secret" means the whole or any portion or phase of any scientific, engineering or technical information, computer code, systems configurations, design, process, procedure, formula, coding or improvement that is valuable and secret (in the sense that it is not generally known to competitors and/or customers of the Company), including, but not limited to (1) customer lists, the special demands of particular customers, and the current and anticipated requirements of customers generally for the products of the Company; (2) the specifications of any existing or new products under development, and (3) special or unique arrangements with any suppliers or other contractors; and (ii) "Confidential Information" means any data or information, other than Trade Secrets, which is disclosed to Employee or known by Employee as a consequence of, or through, Employee’s employment by the Company or as a consequence of Employee being a member of the Board of Directors of the Company (including information conceived, discovered, originated or developed in whole or in part by the Employee) and not generally known by the public.  Without limiting the generality of the foregoing, Confidential Information includes (without limitation):  (i) the sales records, profits and performance reports, pricing manuals, sales manuals, training manuals, selling and pricing procedures and financing methods of the Company; (ii) the business plans and internal financial statements and projections of the Company, and (iii) any information identified as secret or confidential, or which, from the circumstances in good faith and good conscience ought to be treated as confidential, relating to the business or affairs of the Company.

(2)  Employee acknowledges that upon his/her employment by the Company, and during the course of such employment, the Company will disclose to Employee, Employee will have access to and Employee will create certain Confidential Information and Trade Secrets of the Company.  Employee acknowledges that all such Trade Secrets and Confidential Information are, and at all times shall remain, the property of the Company.  During Employee's employment by the Company and for so long afterwards as the information or data remain Trade Secrets or Confidential Information, Employee agrees to hold such Trade Secrets and Confidential Information in confidence and further agrees not, except to the extent specifically required by Employee’s assigned duties for the Company, directly or indirectly, to use, disseminate, disclose, or permit any person to obtain any Trade Secrets or Confidential Information of the Company (whether or not in written or tangible form), except as specifically authorized in advance and in writing by the Company.  Employee further agrees to safeguard and maintain on Company premises, to the extent possible in the performance of Employee’s assigned duties for the Company, all information, documents or other items that contain or embody Trade Secrets or Confidential Information.

(3)  Employee acknowledges that upon his/her employment by the Company, and during the course of such employment, the Company and Employee will have access to data and financial information furnished to Company by clients, customers, suppliers and other third parties (collectively the “Data”).  Employee further acknowledges that Company may alter, recast, transform, adapt, supplement or otherwise manipulate the Data (the Data as manipulated hereinafter referred to collectively as the “Altered Data”).  During Employee’s employment by the Company and for so long afterwards as the Data or Altered Data remain confidential, Employee agrees to hold the Data and Altered Data in confidence and further agrees not, except to the extent specifically required by Employee’s assigned duties for the Company, directly or indirectly, to use, disseminate, disclose or permit any person to obtain any Data or Altered Data, except as specifically authorized in advance and in writing by the Company.  Employee further agrees to safeguard and maintain on Company premises, to the extent possible in the performance of the Employee’s assigned duties for the Company, all information, documents or other items that contain or embody Data or Altered Data.

(4)  In addition, and without any intention of limiting Employee's other obligations under this Agreement in any way, Employee will not reveal any nonpublic information concerning the business, services or the proprietary products and processes of the Company (particularly those under current development or improvement), unless Employee has obtained approval from the Company in advance.  In that connection, Employee will submit to the Company for review any proposed article, paper or other discussion, explanation or description relating to the work done for the Company before they are released or delivered to the public.  The Company has the right to disapprove and prohibit, or delete any parts of, such articles, papers, discussions, explanations or descriptions that might disclose the Company’s Trade Secrets or Confidential Information or otherwise be contrary to the Company's business interests.

(b)          Exclusivity of Services.  During the Term of this Agreement it shall not be a violation of this Agreement for the Employee to (a) serve on corporate, civic or charitable boards or committees, (b) engage in charitable activities and community affairs, and (c) manage personal or other investments., so long as such activities do not materially interfere with the performance of Employee’s responsibilities as an employee of the Company in accordance with this Agreement.

(c)          Breach.  Employee agrees that if he/she breaches any warranty or any provision of this Agreement relating to confidentiality or ownership, the injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach.  Accordingly, Employee agrees that if he/she breaches any warranty or any provision of this Agreement relating to confidentiality or ownership, that the Company shall be entitled, in addition to any other remedies which it may have, to an injunction or other appropriate order to restrain any continuation of such breach by the Employee, without the Company being required to show or prove any actual or monetary damages, and that such injunction or other appropriate order be issued without the requirement that the Company post any bond.

8.            Return of Materials.  Upon the request of the Company and, in any event, upon the termination of Employee's employment pursuant to Section 10 herein, Employee must return to the Company and leave at its disposal all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, and other documents or media pertaining to the business of the Company or Employee's assigned duties for the Company (including all copies of such materials).  Employee must also return to the Company and leave at its disposal all materials involving any Trade Secrets or Confidential Information of the Company.  This Section applies to all materials made or compiled by Employee, as well as to all materials furnished to Employee by the Company or anyone else in connection with Employee's employment by the Company.

9.            Termination For Cause.   Notwithstanding any other provisions of this Agreement, the Company may terminate this Agreement at any time without notice “For Cause.” For purposes of this Agreement, "For Cause" shall mean:

(a)     Conviction of a felony or conduct which is determined by a court to constitute an act involving gross moral turpitude;

(b)     Willful gross negligence or willful reckless behavior that results in material damage to the property or business of the Company;

(c)     Theft, embezzlement or misappropriation of Company property;

(d)     Continued willful failure to substantially perform assigned duties or to follow reasonable procedures, directives or policies of the President & CEO after notice and opportunity to cure; or

(e)     Willful breach by Employee of the terms or warranties of this Agreement.

Termination pursuant to this section 9 shall result in Employee's immediate forfeiture of all rights and privileges under this Agreement, excluding accrued Base Compensation which shall be immediately due and payable, allowing for deduction or set-off of any amounts owed to the Company by Employee, with respect to which Employee has agreed that set-off is permissible.

10.        Compensation Upon Termination For Cause.  Upon the termination of Employee’s employment for cause, Employer shall only be obligated for compensation earned by the Employee through the date of termination.  Thereafter, all employee benefits shall terminate.

11.        Resignation for Good Reason and Termination Without Cause.  In the event of a material breach of this Agreement, the Employee may, in addition to his/her other remedies at law or in equity, choose to treat the breach as resignation for “Good Reason.”  For purposes of this Agreement, resignation for “Good Reason” shall mean (i) Employee’s salary or benefits are reduced (other than as part of a proportional reduction for all Company executives), (ii) Employee is required to relocate his/her residence or principal office to a location other than Shelby County, Tennessee, (iii) any adverse change in the status, position or responsibilities of the Employee, including a change in the Employee’s reporting relationship, (iv) assignment of duties to Employee that are materially inconsistent with his/her position and responsibilities, or (v) the failure of the Company to assign this Agreement to a successor or the failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement.  The Company may terminate the Employee Without Cause at any time by delivering to Employee thirty (30) days written notice of termination.  In the event Employee resigns for Good Reason, in the event Employee is terminated Without Cause, or in the event the Company elects not to renew this Agreement for the Initial Term or any subsequent Renewal Term pursuant to this section 11, Company shall pay to Employee an amount equal to four (4) months of Employee's then Base Compensation (the “Termination Compensation”). The Termination Compensation shall be paid within thirty (30) days of the date of termination or resignation for Good Reason and all stock options granted to Employee by the Company shall immediately vest and Employee shall have the continued right to exercise any such vested stock options for the remainder of their terms (subject to the exercise limitations in the case of incentive stock options).

12.        Resignation.  Employee may resign by giving Company thirty (30) days written notice of his/her intent to resign.  In the event that Employee resigns as an Employee of the Company, then Employee shall have no claim to any future payments under the terms of this Agreement, excluding accrued Base Compensation which shall be immediately due and payable, allowing for deduction or set-off of any amounts owed to Company by Employee hereunder, with respect to which Employee has agreed that set-off is permissible.

13.         Termination Because of Death or Disability.  This Agreement shall be terminated because of Employee's death or disability of the Employee.  For the purposes of this section 13, Employee shall not be considered disabled until all of the following conditions are met: (i) Employee shall become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of properly performing the services required of him/her under this Agreement, (ii) such incapacity shall exist or be expected to exist with medical certainty for more than ninety (90) days in the aggregate during any consecutive twelve (12) month period, and (iii) either Employee or the Company shall have given the other ten (10) days written notice of his/her or its intention to terminate Employee's employment because of disability.  In the event the Company and Employee are in material disagreement regarding Employee's physical or mental condition under this subparagraph, a panel of three (3) physicians, one selected by Employee, one selected by the Company, and one selected by the first two (2) physicians, shall examine Employee to conclusively determine whether Employee is physically or mentally incapable hereunder.  In the event this Agreement is terminated due to death or disability of Employee, the Company shall pay to Employee, or Employee's estate, as the case may be, the amount of Base Compensation due to Employee through the end of the four (4) month period in which such death or disability occurs.  In addition, all stock options granted to Employee by the Company set to vest at the end of the then current year shall immediately vest and Employee or (in the event of his/her death) Employee’s estate or beneficiaries, shall have the continued right to exercise any such vested stock options for the remainder of their terms (subject to the exercise limitations in the case of incentive stock options).

14.        Survival.  Notwithstanding the termination of this Agreement by the Employee or Company, for any reason the provisions and obligations of Employee or Company of Paragraphs 6, 7, 8, and 25 shall survive such termination as if this Agreement remained in full force and effect, and no such termination shall terminate the covenants and obligations stated in Paragraphs 6, 7, 8 and 25 hereof.

15.        Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

16.        Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company:                                                      Copy to:
Transnetyx, Inc.
8110 Cordova Road
Suite 119
Cordova, Tennessee 38016

If to the Employee:
Michael Gahan
10279 Beaver Wood Cove
Collierville, TN 38017

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above, using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient.  Any party may change the address to which notices, requests, demands, claims, and other communications hereunder or to be delivered by giving the other party notice in the manner herein set forth.

17.        Severability; Blue Penciling.  If any court determines that any provision of this Agreement is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof; such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

18.        Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company and the Employee.

19.        Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

20.        Reasonable Restrictions; Review.  Employee acknowledges that the scope of prohibited activities, remedies and time duration of the provisions of this Agreement are reasonable, and are no broader than are necessary to maintain the confidentiality of the Trade Secrets, Confidential Information and the goodwill associated with the business of the Company.  Employee acknowledges that he/she has read and understood the provisions of this Agreement, that he/she has been given an opportunity for his/her legal counsel to review this Agreement and that he/she has received a copy of this Agreement.

21.        Entire Agreement.

(a)         This Agreement constitutes the entire agreement between the parties and contains all of the agreements between the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, between the parties hereto and with respect to the subject matter hereof.

(b)         No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by Employee and Employer.  No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party or person to be charged.

22.        Non-Waiver.  A delay or failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

23.        Assignment; Binding Effect.  This Agreement shall inure to the benefit of and be binding upon Employer and Employee and their successors and assigns.  The obligations of Employee may not be delegated, and Employee may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of any of his/her rights hereunder without the prior written consent of employer, and any such attempted delegation or disposition shall be null and woivd and without effect and shall relieve Employer of any and all liability hereunder.

24.        Governing Law; Forum.  This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee. In case of any dispute regarding this Agreement, the forum shall be any court in Shelby County in the state of Tennessee.

25.        Indemnity. The Company shall indemnify Employee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Employer to procure a judgment in its favor by reason of the fact that he/she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him/her in connection with the defense or settlement of such action or suit if Employee acted in good faith and in a manner Employee reasonably believed to be in the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which Employee shall have been adjudged to be liable for willful gross negligence or intentional misconduct in the performance of his/her duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and delivered as of the day and date first above written.

COMPANY:
TRANSNETYX, INC.

By:	/s/ Robert J. Bean
Name:	Robert J. Bean
Title:	President & CEO

EMPLOYEE:

/s/ Michael Gahan
Michael Gahan